                                                                       EXHIBIT 3



THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.







                          SERIES B WARRANT CERTIFICATE

                To Purchase 2,000,000 Shares of Common Stock of:

                      REPUBLIC ENVIRONMENTAL SYSTEMS, INC.



         THIS IS TO CERTIFY THAT H. Wayne Huizenga (the "Holder") or Holder's registered assigns, is entitled to purchase from REPUBLIC ENVIRONMENTAL SYSTEMS, INC., a Delaware corporation (the "Company"), up to 2,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), on the terms and conditions hereinafter set forth.


1        GRANT OF WARRANT

         1.1 GRANT. The Company hereby grants the Holder Series C Warrants to purchase 2,000,000 shares of Common Stock at a purchase price of $3.125 per share (as adjusted from time to time pursuant to Section 2 hereof, the "Warrant Price"), exercisable in whole or in part at any time and from time to time from October 18, 1996 (the "Issue Date") until 6:00 p.m. on the date three years after the Issue Date or, if such date is not a regular business day, on the next occurring regular business day (as adjusted from time to time pursuant to Section 2 hereof, the "Warrants" and the shares to be issued upon the exercise thereof are "Warrant Shares").

         1.2 SHARES TO BE ISSUED; RESERVATION OF SHARES. The Company covenants and agrees that (a) all Warrant Shares, upon issuance in accordance with the terms hereof, and the payment of the purchase price therefor, will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof other than those created by or arising through Holder, (b) the Company will from time to time take all actions necessary to assure that the par value per share of the Common Stock is at all times equal to or less than the applicable Warrant Price, and (c) the Company will at all times during the exercise period have authorized and reserved sufficient shares of Common Stock to provide for the exercise of the Warrants in full.


2        ADJUSTMENTS TO WARRANT RIGHTS.  The number of Warrant Shares for which
Warrants are exercisable, and the Warrant Price of such shares shall be subject to adjustment from time to time as set forth in this Section 2. The Company shall give Holder notice of any event described below which requires an adjustment pursuant to this Section 2 within a reasonable period of time after such event.

         2.1 STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. If at any time the Company shall:

                 2.1.1 take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

                 2.1.2 subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

                 2.1.3 combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then (i) the number of Warrant Shares for which a Warrant is exercisable immediately prior to the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which a Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event and (ii) the Warrant Price immediately prior to the occurrence of such event shall be adjusted to equal the product of the Warrant Price multiplied by a fraction, the numerator of which shall be the number of Warrant Shares for which a Warrant is exercisable immediately prior to the adjustment and the denominator of which shall be the number of Warrant Shares for which a Warrant is exercisable immediately after such adjustment.

         2.2 OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company shall make or fix a record date for the holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then lawful and adequate provision shall be made so that Holder shall be entitled to receive upon exercise of the Warrants, for the aggregate Warrant Price in effect prior thereto, in addition to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrants, the kind and number of securities of the Company which Holder would have owned and been entitled to receive had the Warrants been exercised immediately prior to that date (pro rated in the case of any partial exercise).

         2.3 RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than a subdivision or combination of shares, stock dividend or a reorganization, merger, consolidation or sale of assets, each as provided for elsewhere in this Section 2) then the Holder of the Warrants shall be entitled to receive upon exercise of the Warrants, in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrants, for the aggregate Warrant Price in effect prior thereto, the kind and amount of stock and other securities and property receivable upon such reclassification, exchange, substitution or other change, which Holder would have been entitled to receive had the Warrants been exercised immediately prior to such reclassification, exchange, substitution or change (pro rated in the case of any partial exercise).

         2.4 REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If any of the following transactions (each, a "Special Transaction") shall become effective: (a) a capital reorganization (other than a dividend or other distribution, subdivision, combination, reclassification, substitution or exchange of shares provided for elsewhere in this Section 2), (b) a consolidation or merger of the Company with and into another entity (where the Company is not the surviving corporation or where there is a change in, or distribution with respect to, the Common Stock), or (c) a sale or conveyance of all or substantially all of the Company's assets, then, as a condition of the Special Transaction, lawful and adequate provision shall be made so that Holder shall thereafter have the right to purchase and receive upon exercise of the Warrants, in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrants, for the aggregate Warrant Price in effect immediately prior to such consummation, such shares of stock, other securities, cash or other assets ("Other Property") as may be issued or paid pursuant to the terms of such Special Transaction to the holders of shares of Common Stock for which such Warrants could have been exercised immediately prior to such Special Transaction (pro rated in the case of any partial exercises). In connection with any Special Transaction, appropriate provision shall be made with respect to the rights and interests of Holder to the end that the provisions of the Warrants (including without limitation provisions for adjustment of the Warrant Price and the number of Warrant Shares issuable upon the exercise of the Warrants), shall thereafter be applicable, as nearly as may be practicable, to any Other Property thereafter deliverable upon the exercise of the Warrants. The Company shall not effect any Special Transaction unless prior to, or simultaneously with, the closing, the successor entity (if other than the Company), if any, resulting from such consolidation or merger or the entity acquiring such assets shall assume by a written instrument executed and mailed by certified mail or delivered to Holder at the address of Holder appearing on the books of the Company, the obligation of the

Company or such successor corporation to deliver to Holder such Other Property, as in accordance with the foregoing provisions, which Holder shall have the right to purchase.

         2.5     SALES BELOW CURRENT MARKET VALUE.

           2.5.1 Excluding shares, rights, options, warrants or convertible or exchangeable securities issued in any of the transactions described in Sections 2.1, 2.2, 2.3 or 2.4 above, in the event the Company shall (i) sell and issue shares of Common Stock at a price per share lower than the Current Market Price (defined below) or
         (ii) sell or issue rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock and the price per share for which Common Stock is issuable upon the exercise, exchange or conversion of such rights, options, warrants or convertible or exchangeable securities shall be less than the Current Market Price, then the Warrant Price shall be reduced to a price determined by multiplying the Warrant Price by a fraction (i) the numerator of which shall equal the sum of (a) the number of shares of Common Stock outstanding at the close of business on the date immediately prior to the date of such issuance or sale plus (b) the number of shares of Common Stock that the maximum aggregate consideration received by the Company to effect such issuance or sale of Common Stock or the exercise, conversion or exchange of all of such rights, options, warrants or convertible or exchangeable securities into shares of Common Stock would purchase at the Warrant Price, and (ii) the denominator of which shall equal the number of shares of Common Stock outstanding at the close of business on the date of such issuance after giving effect to such issuance.
         For purposes of this Agreement, Current Market Price shall mean, in respect of any share of Common Stock on any date herein specified, (a) if there shall then be a public market for the Common Stock, the average of the daily market prices for 10 consecutive business days commencing 25 days before such date; the daily market price for each such business day being (i) the last sale price on such day on the Nasdaq National Market ("Nasdaq") or principal stock exchange on which such Common Stock is then listed, (ii) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on Nasdaq or such principal exchange, (iii) if the Common Stock is not then listed or admitted to trading on Nasdaq or any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the quotation systems upon which the Common Stock is then quoted, provided that such quotation systems are operated by the National Association of Securities Dealers ("NASD") or its affiliates or the National Quotation Bureau, Inc. or its affiliates, (iv) if none of such entities at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the NASD selected by the Company; or (b) at any time that there is no public market for the Common Stock, the fair market value per share of Common Stock on such date as determined in good faith by the Board of Directors of the Company.

           2.5.2 For the purpose of making any adjustment required under this Section 2.5, the consideration received by the Company for any issue or sale of securities shall (a) if it consists of cash, be computed as the net amount of cash received by the Company after deduction of any expenses payable by the Company and any underwriting or similar commissions, compensation or concession in connection with such issue or sale, (b) if it consists of property other than cash, be computed at the fair value of that property as determined by the Company's Board of Directors in good faith, (c) if such shares of Common Stock or rights, options, warrants or convertible securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as that portion of the consideration so received that may be reasonably determined by the Board of Directors of the Company in good faith to be allocated to such shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities, and (d) if the issuance shall be of such rights, options, warrants or convertible or exchangeable securities to purchase Common Stock, be determined by dividing (x) the total amount receivable by the Company in consideration of the sale and issuance of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Company upon exercise, conversion or exchange thereof by (y) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities.

           2.5.3 Upon each adjustment of the Warrant Price per Warrant Share pursuant to Section 2.5.1, the Warrants shall thereupon evidence the right to purchase that number of shares of Common Stock (calculated to the nearest hundredth of a share) equal to (a) the product of (i) the number of shares of Common Stock for which a Warrant is exercisable immediately prior to such adjustment multiplied by (ii) the Warrant Price in effect immediately prior to such adjustment divided by (b) the Warrant Price in effect immediately after such adjustment.

           2.5.4 No further adjustments under this Section 2.5 shall be made upon the actual issuance of such Common Stock or upon exercise or conversion of such warrants, rights, options or convertible or exchangeable securities causing any adjustment under this Section 2.5.

         2.6 LIQUIDATION. If the Company shall, at any time, prior to the expiration of the Warrants, dissolve, liquidate or wind up its affairs, Holder shall have the right, but not the obligation, to exercise the Warrants. Upon such exercise, Holder shall have the right to receive, in lieu of the shares of Common Stock that Holder otherwise would have been entitled to receive upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to Holder upon any such dissolution, liquidation or winding up with respect to such shares of Common Stock had Holder been the holder of record of such shares of Common Stock receivable upon exercise of the Warrants on the date for determining those entitled to receive any such distribution.
If any such dissolution, liquidation or winding up results in any cash distribution in excess of the Warrant Price, Holder may, at Holder's option, exercise the Warrants without making payment of the applicable Warrant Price and, in such case, the Company shall, upon distribution to Holder, consider the applicable Warrant Price per Warrant Share to have been paid in full, and in making settlement to Holder shall deduct an amount equal to the applicable Warrant Price from the amount payable to Holder.

         2.7 NOTICE. Whenever the Warrants or the number of Warrant Shares issuable hereunder is to be adjusted as provided herein or a dividend or distribution (in cash, stock or otherwise and including, without limitation, any distributions under Section 2.6) is to be declared by the Company, or a definitive agreement with respect to a Special Transaction has been entered into, the Company shall forthwith cause to be sent to the Holder at the last address of the Holder shown on the books of the Company, by first-class mail, postage prepaid, at least ten (10) days prior to the record date specified in
(a) below or at least twenty (20) days before the date specified in (b) below, a notice stating in reasonable detail the relevant facts and any resulting adjustments and the calculation thereof, if applicable, and stating (if applicable):

           2.7.1 the date to be used to determine (a) which holders of Common Stock will be entitled to receive notice of such dividend, distribution, subdivision or combination (the "Record Date"), and (b) the date as of which such dividend distribution, subdivision or combination shall be made; or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined (provided, that in the event the Company institutes a policy of declaring cash dividends on a periodic basis, the Company need only provide the relevant information called for in this Section
         2.7.1 with respect to the first cash dividend payment to be made pursuant to such policy and thereafter provide only notice of any changes in the amount or the frequency of any subsequent dividend payments), or

           2.7.2 the date on which a Special Transaction is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon consummation of the Special Transaction (the "Exchange Date").

         2.8 FRACTIONAL INTERESTS. The Company shall not be required to issue fractions of shares of Common Stock upon the exercise of a Warrant. If any fraction of a share of Common Stock would be issuable upon the exercise of a Warrant, the Company shall, upon such issuance, purchase such fraction for an amount in cash equal to the current value of such fraction, computed on the basis of the Current Market Price on the last business day prior to the date of exercise.

         2.9 EFFECT OF ALTERNATE SECURITIES. If at any time, as a result of an adjustment made pursuant to this Section 2, Holder shall become entitled to receive any securities of the Company other than shares of Common Stock, then the number of such other securities receivable upon exercise of the Warrants shall be subject to adjustment from time to time on terms as nearly equivalent as practicable to the provisions with respect to shares of Common Stock contained in this Section 2.

         2.10 SUCCESSIVE APPLICATION. The provisions of this Section 2 shall similarly apply from time to time to successive events covered by this
Section 2.

         2.11 WHEN ADJUSTMENTS ARE TO BE MADE. The adjustments required by this Section 2 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the number of shares for which the Warrants are exercisable that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 2.1) up to, but not beyond, the date and time of exercise of any Warrants if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% to the number of shares of Common Stock for which the Warrants initially issued pursuant to this Agreement are exercisable immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 2 and not previously made, would result in a minimum adjustment or on the date of exercise. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

         2.12 WHEN ADJUSTMENT NOT REQUIRED. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling then to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

         2.13 SUPERSEDING ADJUSTMENT. If, at any time after any adjustment of the Warrant Price shall have been made pursuant to Section 2.6 as the result of any issuance of warrants, options, rights or convertible or exchangeable securities, and such warrants, options or rights, or the right of conversion or exchange in such other convertible or exchangeable securities, shall expire, and all or a portion of such warrants, options or rights, or the right of conversion or exchange with respect to all or a portion of such other convertible or exchangeable securities, as the case may be, shall not have been exercised, then such previous adjustment shall be rescinded and annulled and, if applicable, the Warrant Price shall be recalculated as if all such expired and unexercised warrants, options, rights or convertible or exchangeable securities had never been issued.

3        EXERCISE

         3.1     EXERCISE OF WARRANT.

           3.1.1 Holder may exercise a Warrant by (i) surrendering this Warrant Certificate, with the form of exercise notice attached hereto as Exhibit "A" duly executed by Holder, and (ii) making payment to the Company of the aggregate Warrant Price for the applicable Warrant Shares in cash, by certified check, bank check or wire transfer to an account designated by the Company. Upon any partial exercise of the Warrants, the Company, at its expense, shall promptly issue to Holder for its surrendered Warrant Certificate a replacement Warrant Certificate identical in all respects to this Warrant Certificate, except that the number of Warrant Shares shall be reduced accordingly.

           3.1.2 Each person in whose name any Warrant Share certificate is issued upon exercise of any Warrants shall for all purposes be deemed to have become the holder of record of the Warrant Shares for which such Warrant was exercised, and such Warrant Share certificate shall be dated the date upon which the Warrant exercise notice was duly surrendered and payment of the purchase price was tendered to the Company.

         3.2 ISSUANCE OF WARRANT SHARES. The Warrant Shares purchased shall be issued to the holder exercising the Warrants as of the close of business on the date on which all actions and payments required to be taken or made by Holder, pursuant to Section 3.1, shall have been so taken or made. Certificates for the Warrant Shares so purchased shall be delivered to Holder within 10 days after the Warrants are surrendered.


4        RIGHTS OF HOLDER

         4.1 RIGHTS PRIOR TO EXERCISE. Holder shall not, solely by virtue of the Warrants and prior to the issuance of the Warrant Shares upon due exercise thereof, be entitled to any rights of a shareholder in the Company.

         4.2 ISSUANCE OF WARRANT SHARES. The Company shall not by any action including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of the Warrants and (b) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the company to perform its obligations with respect to the Warrants.

         Upon the request of Holder, the Company will at any time during the period this Warrant is outstanding acknowledge in writing, in form satisfactory to Holder, the continuing validity of the Warrants and the obligations of the Company hereunder.


5        TRANSFERABILITY

         Holder may sell, assign, transfer or otherwise dispose of all or any portion of the Warrants or the Warrant Shares acquired upon any exercise hereof at any time and from time to time. Upon the sale, assignment, transfer or other disposition of all or any portion of the Warrants, Holder shall deliver to Company a written notice of such in the form attached hereto as Exhibit B duly executed by Holder which includes the identity and address of any purchaser, assignor or transferee.


6        LEGEND ON WARRANT SHARES

         Certificates evidencing the Warrant Shares shall bear the following legend until such time as the Warrant Shares are duly registered for resale:

         THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR SUCH STATE SECURITIES LAWS.

7        MISCELLANEOUS

         7.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage prepaid), or guaranteed overnight delivery, to the Company at the address at which its principal business office is located from time to time, and Holder at the address of which it advises the Company in writing.

         7.2 PAYMENT OF TAXES. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares, unless such tax or charge is imposed by law upon Holder, in which case such taxes or charges shall be paid by Holder. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for Warrant Shares in any name other than that of Holder, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the satisfaction of the Company that no such tax or other charge is due.

         7.3 AMENDMENT; WAIVER. This Warrant Certificate may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Company and Holder. No failure to exercise, and no delay in exercising, any right, power or privilege under this Warrant Certificate shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be impled from any course of dealing between the Company and Holder. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

         7.4 HEADINGS. The headings contained in this Warrant Certificate are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Warrant Certificate.

         7.5 GOVERNING LAW; INTERPRETATION. This Warrant Certificate shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed and delivered as of the day and year first above written.


                                  REPUBLIC ENVIRONMENTAL SYSTEMS, INC.



                                  By:   /s/ Douglas R. Gowland
                                     -------------------------------------------
                                  Name: Douglas R. Gowland
                                       -----------------------------------------
                                  Title: Executive Vice President
                                        ----------------------------------------